Exhibit 99.1

         Vermont Pure Holdings, Ltd. Announces Third Quarter Results


    RANDOLPH, Vt., Sept. 15 /PRNewswire-FirstCall/ -- Vermont Pure Holdings,

Ltd. (Amex: VPS) announced results for its third quarter and nine months ending July 31, 2003.  The results will be filed, in detail, on Form 10-Q with the SEC today.


    Total sales for the third quarter increased 4% to $22.5 million from $21.6 million the previous year.  Sales for the nine month period totaled $55.7 million, up $1.9 million, or 3%, from a year ago when total sales were $53.8 million.

    "We have continued to increase sales by taking advantage of strategic,

accretive acquisitions in the home and office segment," explained Peter Baker,

President of the Company.  "While a soft economy has created a challenging operating environment for our industry, it has provided timely opportunities for us to continue to acquire independent distributors in our geographic marketplace," Baker added.

    Net income for the third quarter was $566,000, or $.03 per share (basic and diluted), compared to $1.3 million, or $.06 per share (basic and diluted),

the previous year.  Net Income for the first nine months of fiscal year 2003 was $1.2 million, $.05 per share (basic and diluted), compared to $2.2 million, or $.10 per share (basic, $.11 diluted), last year.

    "The overall sluggish economy continues to hold margins below our historical growth rate," said Tim Fallon, Chairman and CEO of Vermont Pure

Holdings, Ltd. He continued, "However, our business continues to be profitable and generate cash after servicing debt, and funding operations, capital expenditures, and acquisitions in the home and office segment of our business.

We feel that this positions us well for an upturn in the economic cycle."

    Volume in the retail segment remained strong on the strength of the demand for private label products. The City of New York recently announced that it has entered into an agreement for Snapple Beverage Group to supply beverages,

including Snap2O bottled spring water, which is a product Vermont Pure packages, to all City owned facilities.

    The Company will hold a conference call to discuss financial results for its third quarter ending July 31, 2003 today at 11:00 AM (Eastern Time) and is expected to run approximately one hour.  The conference can be attended by telephone by dialing 800-903-0247 in the U.S. and 785-832-0326 outside the

U.S.  The conference ID is VPHL.  The call can be accessed live via the

Internet at www.companyboardroom.com. The call also will be available for replay until midnight on September 18, 2003 by dialing 800-938-0997 in the

U.S. and 402-220-1541 outside the U.S. The call will be available over the

Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, www.vermontpure.com on the investor relations page as well as the web address listed above.

    Vermont Pure Holdings, Ltd., located in Randolph Vermont, is a bottler and distributor of natural spring water under the Vermont Pure(R), Hidden

Spring(R), and regional private label brands.  It also markets purified with minerals added bottled water through the Crystal Rock(R) brand.  The Company's primary businesses are the marketing of these brands throughout the New

England, New York, and the Mid-Atlantic regions. The Company is currently executing a growth strategy through expansion of the home and office customer base, acquisitions, and consolidation of regional home and office bottled water and coffee distributors.  Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.



                          VERMONT PURE HOLDINGS, LTD

                            Results of Operations



                                  (Unaudited)                (Unaudited)

                              Nine Months Ended:         Three Months Ended:

                             July 31,      July 31,     July 31,      July 31,

                              2003          2002         2003          2002

    (000's $)



    Sales                  $55,680       $53,802      $22,536       $21,579



    Income from Operations  $5,258        $7,348       $2,107        $3,592



    Net Income              $1,160        $2,232         $566        $1,292



    *Add Back to Net Income:

    Interest                $3,288        $3,569       $1,139        $1,187

    Income Taxes              $780        $1,488         $381          $850

    Depreciation            $3,736        $3,210       $1,248        $1,106

    Amortization              $126          $174          $48           $58

    **EBITDA                $9,090       $10,673       $3,382        $4,493



    Basic Net Earnings

     (Loss) per Share        $0.05         $0.11        $0.03         $0.06

    Diluted Net Earnings

     (Loss) per Share        $0.05         $0.10        $0.03         $0.06



    Basic Wgt. Avg.

     Shares Out. (000's)    21,267        21,092       21,283        21,118

    Diluted Wgt Avg.

     Shares Out. (000's)    21,824        22,111       21,799        21,978



    *   This portion of the table can be used to derive EBITDA, a non-GAAP measure, from net income, a GAAP measure.



    ** Earnings Before Interest, Taxes, Depreciation and Amortization



    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the

Securities and Exchange Commission.



    Contact:   Tim Fallon, CEO or Bruce MacDonald, CFO - 802-728-3600

               Peter Baker, President - 860-945-0661

               Eugene Malone, Corporate Investors Network - 888-377-9777;

               Fax: 201-670-6460